January 13, 2000                                     Contact: Richard Komosinski
                                                              (914) 965-2500


                  RECORD INCREASE IN ANNUAL EARNINGS PER SHARE
                   PROJECTED BY YONKERS FINANCIAL CORPORATION


     Yonkers, New York- Yonkers Financial Corporation (Nasdaq National Market:YFCB) announced today that earnings for the fiscal year ending September 30, 2000 are expected to be a record $1.51 per diluted share, compared to $1.11 per diluted share for fiscal 1999.

     Richard F.  Komosinski,  President  and Chief  Executive  Officer,  stated:
"Despite the recent increase in market interest rates which will negatively impact our earnings, we expect fiscal 2000 earnings per share to increase by 36%, a dramatic improvement over fiscal 1999. We believe this improvement is directly related to our strategic plan of growing our loan and deposit base as rapidly as possible in order to build franchise value and increase the value of our shareholders' investment."

     President Komosinski added: "Our strategic plan is producing dramatic results. Earlier this week, we announced that estimated earnings for the first quarter of fiscal 2000 were a record $0.34 per diluted share. The Board believes the projected record increase in annual earnings per share means that shareholder value will continue to increase significantly."

     The company was organized in 1995 as the holding company for The Yonkers Savings and Loan Association, FA. Yonkers Savings serves the financial needs of communities in its market area through four traditional retail offices and one lending center located in Yonkers, New York and five in-store branches, located in Wappingers Falls, Yorktown Heights, Mt. Vernon, Cortlandt Manor and Poughkeepsie, New York.

     This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the company and the bank. These estimates are subject to various factors that could cause actual results to differ materially from these estimates. These factors include, but are not limited to, (i) the effect that an adverse movement in interest rates could have on net interest income, (ii) changes in customer preferences for our products and services, (iii) changes in national and local economic and market conditions, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, and (vii) legislation or regulations adversely affecting the bank or the company.

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